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                                                           EXHIBIT 23.2



                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 1997 relating to the consolidated financial statements of Vysis, Inc., which appears on page F-2 of the Prospectus dated February 4, 1998 relating to the Registration Statement on Form S-1 (No. 333-38109) of Vysis, Inc. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1996 and the nine months ended September 30, 1997 listed under Item 16(b) of the Registration Statement on Form S-1 (No. 333-38109) when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also include this schedule.




PRICE WATERHOUSE LLP



Chicago, Illinois
March 6, 1998